Exhibit (d)(11)

EXECUTION VERSION

ALPS SERIES TRUST

SUB-ADVISORY AGREEMENT

AGREEMENT, made as of March 8, 2023 and is effective upon commencement of operations of the first Fund, by and among Brigade Capital Management, LP (the “Investment Adviser”), a limited partnership organized under the laws of Delaware with its principal place of business at 399 Park Avenue, 16th Floor, New York, New York 10022, U.S.A., ALPS Series Trust, a Delaware statutory trust (the “Trust”), on behalf of the funds listed in Schedule A hereto, as amended from time to time, each a series of the Trust (each, a “Fund” and collectively, the “Funds”), and Brigade Capital UK LLP, a UK Limited Liability Partnership (the “Sub-Adviser”), having its principal place of business at Southwest House, 11A Regent Street, Third Floor, London, SW1Y 4LR.

WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Adviser has entered into an Investment Advisory Agreement with the Trust;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Sub-Adviser is authorised and regulated by the Financial Conduct Authority of the United Kingdom (the “FCA”);

WHEREAS, the Trust and the Investment Adviser desire to retain the Sub-Adviser to render investment advisory and other services to some or all of the Funds in the manner and on the terms hereinafter set forth;

WHEREAS, the Investment Adviser has the authority under the Investment Advisory Agreement, with the consent of the Trustees of the Trust (the “Trustees”), to select sub-advisers for each Fund; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Investment Adviser and some or all of the assets of each Fund.

NOW, THEREFORE, the Investment Adviser, the Trust and the Sub-Adviser agree as follows:

1.	APPOINTMENT OF THE SUB-ADVISER

A.         The Investment Adviser hereby appoints the Sub-Adviser to act as a sub-adviser for all or a portion of each Fund, and in accordance with the terms and conditions of this Agreement.

B.         Schedule C to this Agreement sets out certain regulatory disclosures that the Sub-Adviser is required to provide to the Investment Adviser and the Trust, under applicable UK regulations.

2.	ACCEPTANCE OF APPOINTMENT

The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

Exhibit (d)(11)

The assets of each Fund will be maintained in the custody of a custodian (who shall be identified by Investment Adviser in writing). The Sub-Adviser will not have custody of any securities, cash or other assets of the Funds and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reasonable reliance on instructions of the Sub-Adviser. The custodian will be responsible for the custody, receipt and delivery of securities and other assets of the Funds, and the Sub-Adviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Funds.

3.	SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST

A.         As sub-adviser to each Fund, the Sub-Adviser will provide sub-advisory and trading services in respect of the assets of each Fund allocated to it hereunder and determine the composition of assets of such Fund, in accordance with the terms of this Agreement, the Fund’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time, and subject to the direction, supervision and control of the Investment Adviser and the Trustees of the Trust. Prior to the commencement of the Sub-Adviser’s services hereunder, the Investment Adviser shall provide the Sub-Adviser with current copies of the Fund’s Prospectus and Statement of Additional Information (“SAI”). The Investment Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to the Fund’s Prospectus and Statement of Additional Information, and the Sub-Adviser will not need to comply until a copy has been provided to the Sub- Adviser. The Investment Adviser undertakes to highlight changes to the Fund’s investment objective, policies or restrictions in any supplements, revisions or updated prospectus or SAI to facilitate compliance with such policies.

B.         The Sub-Adviser may either (i) recommend the allocation of Fund assets to the Investment Adviser for execution of trades, or (ii) subject to the supervision of the Investment Adviser, place orders for the purchase and sale of securities for a Fund itself. In the event the Sub-Adviser places orders for the purchase and sale of Fund securities itself, it is hereby authorized hereunder to place such orders with or through such brokers, dealers or banks as the Sub-Adviser may select. The Sub-Adviser will seek best execution under the circumstances of the particular transaction taking into consideration the full range and quality of a broker’s services in placing brokerage including, among other things, execution capability, commission rate, financial responsibility and responsiveness to the Sub-Adviser. The Sub-Adviser may aggregate sales and purchase orders of securities or derivatives held in a Fund with similar orders being made simultaneously for other funds managed or advised by the Sub-Adviser if, in the Sub-Adviser’s reasonable judgment, such aggregation shall result in an overall economic benefit to a Fund in accordance with the Sub-Adviser’s policies and procedures. A copy of these policies and procedures has been provided to the Investment Adviser.

C.         The Investment Adviser understands and agrees that the Sub-Adviser performs investment advisory and trading services for various clients and may take action with respect to any of its other clients which may differ from action taken or from the timing or nature of action taken by the Sub-Adviser for a Fund. The Sub-Adviser’s authority hereunder shall not be impaired because of the fact that it may effect transactions with respect to securities for its own account or for the accounts of others which it manages which are identical or similar to securities to which it may effect transactions for a Fund at the same or similar times.

D.         The Sub-Adviser will provide the Investment Adviser with copies of the Sub-Adviser’s current policies and procedures adopted in accordance with Rule 206(4)-7 under the Advisers Act. Only to the extent that the Fund(s) are required by the 1940 Act to adopt or ratify the Sub-Adviser’s specific policy or procedure, the Investment Adviser will submit such policy or procedure to the Trust’s Board of Trustees for adoption or ratification by each of the Funds, with such modifications or additions thereto as the Board of Trustees or the Investment Adviser may reasonably recommend subject to the concurrence of the Sub- Adviser.

Exhibit (d)(11)

E.         The Sub-Adviser will maintain and preserve all accounts, books and records with respect to the assets of a Fund allocated to it as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13D, 13F and 13G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) solely on its own behalf (and those filings remain the property of the Sub-Adviser), with respect to its investments or holdings. A Fund or the Investment Adviser may have its own filing obligation with respect to Forms 13D, 13F, or 13G under the Exchange Act. The records relating to the services provided under this Agreement shall be the property of the Fund. Each Fund, the Sub-Adviser or the Investment Adviser shall have the right to copies of such records if required under applicable law.

F.         The Sub-Adviser will, unless and until otherwise directed by the Investment Adviser, exercise all investment rights of security holders with respect to securities held by each Fund, including, but not limited to: voting proxies in accordance with the Sub-Adviser’s then-current proxy voting policies. Notwithstanding anything else to the contrary in this Agreement, Sub-Adviser will not compile or file claims or take any related actions on behalf of a Fund or Investment Adviser in any class action, bankruptcy or other legal proceeding related to securities currently or previously held in a Fund. However, Sub-Adviser shall provide factual information in its possession as the Fund or Investment Adviser may reasonably request.

G.         The Sub-Adviser will make available and provide information concerning the Sub-Adviser required by each Fund in the preparation of registration statements, reports and other documents required by federal and state securities laws, and such other information as each Fund or the Investment Adviser may reasonably request for use in the preparation of such documents, or of other materials necessary or helpful for the distribution of a Fund’s shares, subject to the express use of name approval rights of the Sub- Adviser pursuant to Section 14 of this Agreement. Subject to paragraph 5 of this Agreement, each Fund, the Trust, the Investment Adviser or principal underwriter shall be solely responsible for the compliance of promotional materials with applicable laws and rules, including those of any applicable self-regulatory organization.

H.         In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with each Fund’s Prospectus and Statement of Additional Information and with the instructions and directions of the Investment Adviser and of the Board of Trustees and will conform and comply with the applicable requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, as each is amended from time to time.

I.          The Sub-Adviser at its expense will make available to the Trustees and the Investment Adviser at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Investment Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding a Fund and to consult with the Trustees of the Funds and Investment Adviser regarding each Fund’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Investment Adviser or the Trustees relating to the investment strategies it employs. The Sub-Adviser and its personnel shall also cooperate fully with the commercially reasonable requests of counsel and auditors for, and the Chief Compliance Officers of, the Investment Adviser and the Trust.

Exhibit (d)(11)

J.          The Sub-Adviser will review draft reports to shareholders and other documents provided to it by the Investment Adviser and provide comments on a timely basis. The Investment Adviser or a Fund will provide such documents to the Sub-Adviser in a reasonable timeframe prior to the due date. In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Investment Adviser will provide on a timely basis such certifications or sub-certifications as the Investment Adviser or a Fund may reasonably request in order to support and facilitate certifications required to be provided by the Trust’s Principal Executive Officer and Principal Financial Officer; provided that if such a requested certification is not factually supportable, Sub-Adviser will not be in breach of this Agreement if it does not provide such certification.

4.	COMPENSATION OF SUB-ADVISER

The Investment Adviser will pay the Sub-Adviser as compensation for providing services in accordance with this Agreement those fees at the rate(s) set forth in Schedule B, on a monthly basis, no later than thirty days following each month end. In the event of the termination of the Sub-Adviser with respect to any Fund, the Investment Adviser and the Sub-Adviser agree that all fees shall become due and owing to the Sub-Adviser promptly after the termination date of the Sub-Adviser with respect to any Fund and that the amount of such fees shall be calculated by treating the termination date as the next fee computation date. The annual base fee will be prorated for such fees owed through the termination date. In addition, the Investment Adviser shall be responsible for extraordinary expenses incurred by the Sub- Adviser in connection with the performance of its duties hereunder, including, without limitation, expenses incurred with respect to proxy voting execution, advice and reporting.

5.	LIABILITY AND INDEMNIFICATION

A.         Except as is otherwise required by the 1940 Act, in the absence of willful misconduct, bad faith or gross negligence, neither the Sub-Adviser nor any of its officers, affiliates, employees or consultants (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) incurred or suffered by the Investment Adviser, a Fund or the Trust as a result of any error of judgment or for any action or inaction taken in good faith by the Sub-Adviser or its Affiliates with respect to each Fund.

B.         Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Sub-Adviser shall indemnify and hold harmless the Investment Adviser, its principals, officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) (collectively, “Investment Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Investment Adviser Indemnitees may become subject at common law or otherwise, due to the Sub-Adviser’s willful misconduct, bad faith, fraud, reckless disregard, or gross negligence; provided however, the Sub-Adviser shall not indemnify or hold harmless the Investment Adviser Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) due to (i) any breach by the Investment Adviser of a representation or warranty made herein or (ii) any willful misconduct, bad faith, fraud, reckless disregard or gross negligence of the Investment Adviser in the performance of any of its duties or obligations hereunder.

C.         Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Investment Adviser shall indemnify and hold harmless the Sub-Adviser and its managers, officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject at common law or otherwise, due to the Investment Adviser’s willful misconduct, bad faith, fraud, reckless disregard or gross negligence; provided however, the Investment Adviser shall not indemnify or hold harmless the Sub-Adviser Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) due to (i) any breach by the Sub-Adviser of a representation or warranty made herein or (ii) any willful misconduct, bad faith, fraud, reckless disregard or gross negligence of Sub-Adviser in the performance of any of its duties or obligations hereunder.

Exhibit (d)(11)

D.         Notwithstanding anything in this Agreement to the contrary contained herein, the Sub- Adviser shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Investment Adviser or the Trust resulting from any event beyond the reasonable control of the Sub- Adviser or its agents, including but not limited to nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Trust’s property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God, or any other similar event.

E.         No Trustee or shareholder of the Trust shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

F.         Nothing in this Agreement shall exclude or restrict any duty or liability of the Sub-Adviser to the Investment Adviser or the Trust under the regulatory system (as defined in the FCA Rules).

6.	REPRESENTATIONS OF THE INVESTMENT ADVISER

The Investment Adviser represents, warrants and agrees that:

A.         The Investment Adviser has been duly authorized by the Trustees of the Trust to delegate to the Sub-Adviser the provision of investment services to each Fund as contemplated hereby.

B.         The Investment Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Sub-Adviser with a copy of such code of ethics.

C.         The Investment Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Investment Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

D.         The Investment Adviser acknowledges receipt of Part 2 of the Sub-Adviser’s Form ADV prior to entering into this Agreement.

Exhibit (d)(11)

E.         The Investment Adviser shall provide (or cause the Trust’s custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition of assets in the portion of each Fund sub-advised by the Sub-Adviser, cash requirements and cash available for investment in such portion of each such Fund, and all other information as may be reasonably necessary for the Sub-Adviser to perform its duties hereunder.

7.	REPRESENTATIONS OF THE TRUST

The Trust represents, warrants and agrees as follows:

A.         Each Fund is a series of the Trust that is duly registered as an open-end investment company under the 1940 Act.

B.         The execution, delivery and performance by the Trust of this Agreement are within the Trust’s powers and have been duly authorized by all necessary action on the part of its Board of Trustees, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Trust for the execution, delivery and performance by the Trust of this Agreement.

C.         The execution, delivery and performance by the Trust of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Trust’s Trust Instrument, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Trust.

D.        The Trust has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Investment Adviser and the Sub-Adviser with a copy of such code of ethics.

E.         This Agreement is a valid and binding Agreement of the Trust, enforceable against it in accordance with the terms hereof.

8.	REPRESENTATIONS OF THE SUB-ADVISER

The Sub-Adviser represents, warrants and agrees as follows:

A.         The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Investment Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.         The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Trust with a copy of such code of ethics. Within forty-five (45) days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the Sub-Adviser shall certify to the Investment Adviser and the Trust that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Investment Adviser or the Trust, the Sub-Adviser shall provide reasonable periodic certifications regarding compliance with its Code, and annually will provide copies of internal or external assessments that include descriptions of testing of, and Sub-adviser’s compliance with its, Code of Ethics, including the Sub-Adviser’s Chief Compliance Officer’s (“CCO”) annual report required under the Advisers Act.

Exhibit (d)(11)

C.         Upon written request, the Sub-Adviser shall provide a certification to each Fund to the effect that the Sub-Adviser has adopted and implemented policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons of the Advisers Act.

D.         The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

E.         The Sub-Adviser acknowledges that the Investment Adviser and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Adviser agrees not to consult concerning transactions for a Fund in securities or other assets with (i) other sub-advisers to a Fund, if any, (ii) other sub-advisers to any other fund of the Trust, or (iii) other sub-advisers to an investment company under common control with any Fund.

F.         This Agreement is a valid and binding Agreement of the Sub-Adviser, enforceable against it in accordance with the terms hereof.

9.	NON-EXCLUSIVITY

The services of the Sub-Adviser to the Investment Adviser, the Fund(s) and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees or employees of any other firm or corporation.

10.	SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment or require a written advisory agreement pursuant to the 1940 Act. In particular, the Sub- Adviser may engage investment personnel associated with its control affiliates to assist it with providing its services under this Agreement, provided that Sub-Adviser will remain liable to the Trust at all times for the performance of its obligations under the Agreement and will remain responsible for the acts and omissions of such control affiliates. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Investment Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

11.	TERMINATION OF AGREEMENT

This Agreement shall remain in force for an initial term of two (2) years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Trustees or of a majority of the outstanding voting securities of the Trust. The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by a vote of the majority of the Trustees, by the vote of a majority of the outstanding voting securities of such Fund, or by the Investment Adviser on sixty (60) days’ prior written notice to the Sub-Adviser. In addition, this Agreement may be terminated with respect to any Fund by the Sub-Adviser upon sixty (60) days written notice to the Investment Adviser. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

Exhibit (d)(11)

12.	AMENDMENTS TO THE AGREEMENT

This Agreement may only be amended by written agreement of all of the parties hereto. If required under applicable securities laws or governance agreements of a Fund, material amendments to this Agreement shall be subject to approval by the vote of a majority of the outstanding voting securities of the relevant Fund (unless such approval is not required by Section 15 of the 1940 Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Trustees who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the Funds of the Trust. Additional funds may be added to Schedule A by written agreement of the Investment Adviser, the Sub-Adviser, and the Trust.

13.	ASSIGNMENT

Any assignment (as that term is defined in the 1940 Act) of this Agreement by the Sub-Adviser shall result in the automatic termination of this Agreement, as provided in Section 11 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of the Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

14.	USE OF SUB-ADVISER’S NAME OR INTELLECTUAL PROPERTY

In connection with the promotion and provision of information about each Fund or Trust, Sub- Adviser shall provide to the Trust or Investment Adviser upon reasonable request information relating to Sub-Adviser and its services to each Fund for inclusion in any promotional or disclosure materials. The Trust and Investment Adviser will not use Sub-Adviser’s name or make any statements relating to Sub- Adviser or its affiliates in any such promotional or disclosure materials until Sub-Adviser has reviewed and approved the materials prior to their first use. Such approval will not be unreasonably withheld or delayed. Prior approval is not necessary for materials that merely list the Sub-Adviser as the sub-adviser to the Fund. The Trust and Investment Adviser may not use the logo of Sub-Adviser or any affiliate in any promotional materials without the prior approval of Sub-Adviser, which Sub-Adviser may grant or withhold in its sole discretion. Any goodwill associated with the use of the Sub-Adviser’s name or trademarks by the Trust or the Investment Advisor shall inure to the benefit of the Sub-Adviser.

Unless otherwise agreed in writing by the parties, each party shall own all Intellectual Property that it, individually and not together with the other party, makes, invents, develops, creates, conceives or reduces to practice after the effective date of this Agreement and as a result of work conducted pursuant to this Agreement (“Developed Intellectual Property”). Except as otherwise expressly provided in this Agreement, under no circumstances shall a party, as a result of this Agreement, obtain any ownership interest or other right, title, or interest in or to any Intellectual Property or Confidential Information of the other party (including, without limitation, any Developed Intellectual Property), whether by implication, estoppel, or otherwise. For purposes of this Agreement, “Intellectual Property” means any and all trade secrets, trademarks and service marks (together with all goodwill connected with the use of and symbolized by any of the forgoing), domain names, original works of authorship and related copyrights, patentable and unpatentable inventions, any other intangible property in which any person or entity holds proprietary rights, title, interests or protections, however arising, including all applications, registrations, renewals, issues, reissues, extensions, divisions and continuations in connection with any of the foregoing.

Exhibit (d)(11)

15.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to each Fund.

16.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

17.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party (i) in person, (ii) by registered or certified mail, or (iii) delivery service, providing the sender with notice of receipt, or to such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered if sent in accordance with this paragraph.

To the Trust:

ALPS Series Trust

1290 Broadway, Suite 1000

Denver, Colorado 80203
Attn: Secretary

Email: patrick.rogers@sscinc.com

To the Investment Adviser:

Brigade Capital Management, LP
399 Park Avenue, 16th Floor
New York, NY 10022

Attention: Mr. Aaron Daniels
Telephone: 212-745-9718
Email: AD@brigadecapital.com

To the Sub-Adviser:

Brigade Capital UK LLP
Southwest House 11A
Regent Street, Third Floor
London SW1Y 4LR
Attention: Alistair Cuthbert
Telephone: +44 (0) 20-3770-6709
Email: acuthbert@brigadecapital.com

Exhibit (d)(11)

18.	SEVERABILITY AND SURVIVAL

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Sections 5, 17 and 20 shall survive the termination of this Agreement.

19.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, without regard to the conflicts of laws provisions of that state, or any of the applicable provisions of the 1940 Act. To the extent that the laws of the State of Colorado, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

20.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

Schedule C (UK Regulatory Provisions) shall be interpreted in accordance with the laws of England & Wales and with the FCA Rules, as appropriate.

21.	CONFIDENTIALITY

Each party shall treat as confidential all Confidential Information of the other (as that term is defined below) and use such information only in furtherance of the purposes of this Agreement. Each party shall limit access to the Confidential Information to its affiliates, employees, consultants, auditors and regulators who reasonably require access to such Confidential Information, and otherwise maintain policies and procedures designed to prevent disclosure of the Confidential Information. For purposes of this Agreement, “Confidential Information” shall include all non-public business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, or (iii) was known to the applicable party at the time of the disclosure.

22.	COUNTERPARTS

This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

Exhibit (d)(11)

[SIGNATURES ON FOLLOWING PAGE]

Exhibit (d)(11)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

ALPS SERIES TRUST, on behalf of each Fund		BRIGADE CAPITAL MANAGEMENT, LP

By:	/s/ Lucas Foss	By:	/s/ Patrick Criscillo
Name:	Lucas Foss	Name:	Patrick Criscillo
Title:	President	Title:	Chief Financial Officer

BRIGADE CAPITAL UK LLP

By:	/s/ Patrick Criscillo
Name:	Patrick Criscillo
Title:	Chief Financial Officer

Exhibit (d)(11)

SCHEDULE A

FUNDS

Brigade High Income Fund

Exhibit (d)(11)

SCHEDULE B

COMPENSATION

Fund	Annual Fee Rate
Brigade High Income Fund	0 basis points

Exhibit (d)(11)

SCHEDULE C

UK REGULATORY PROVISIONS

Interpretation

“Broker” means a broker, dealer or other entity with which Sub-Adviser places, on behalf of the Funds, orders relating to one or more investments for execution by that broker, dealer or other entity;

“Execution Factors” has the meaning given to it in the FCA Rules;

“FCA Rules” means the rules, guidance, principles and codes comprised in the Handbook of Rules and Guidance issued by the FCA;

“Limit Order” has the meaning given to it in the FCA Rules; and

“Trading Venue” has the meaning given to it in the FCA Rules.

1.	Regulatory Status

1.1	Sub-Adviser is authorised and regulated by the Financial Conduct Authority. The FCA’s address is 12 Endeavour Square, London E20 1JN.

1.2	Sub-Adviser has categorised each of the Investment Adviser and the Trust as a professional client (as defined in the FCA Rules) and Sub-Adviser will provide its services under the Agreement on that basis.

1.3	Each of the Investment Adviser and the Trust has the right to request Sub-Adviser to categorise it as a retail client (as defined in the FCA Rules) either generally or in specific circumstances. However, it is Sub-Adviser’s policy not to agree to such requests.

2.	Communications

2.1	Except as otherwise specified in this Agreement, Sub-Adviser, Investment Adviser and the Trust may communicate by letter, email, telephone or any other form of communication agreed between the parties, using the contact details separately provided. All communications shall be in English.

2.2	By way of exception to paragraph 2.1, Sub-Adviser shall communicate certain information to the Investment Adviser and the Trust in electronic format only, where required to do so by applicable law.

3.	Duties of Sub-Adviser

3.1	Sub-Adviser will on behalf of Investment Adviser, provide sub-advisor and trading services in respect of the Funds’ assets in pursuit of the investment objective and approach of the relevant Fund and subject to Clause 3 of the Agreement.

Exhibit (d)(11)

3.2	Under the FCA Rules, Sub-Adviser is required to establish an appropriate method of evaluation and comparison, based on the investment objectives and approach of the Funds and the types of investments included in their portfolios, so as to enable Investment Adviser and the Trust to assess Sub-Adviser’s performance. Sub-Adviser will evaluate and compare its performance by reference to the extent to which it has achieved the investment objective of the relevant Fund.

3.3	Sub-Adviser hereby notifies Investment Adviser and the Trust that investments comprised in a Fund’s portfolio will be valued at the frequency, and in accordance with the methodology, specified in the Fund’s Prospectus and Statement of Additional Information of the relevant Fund.

3.4	Sub-Adviser is required to provide Investment Adviser and the Trust with a description of the nature and risks of investments in financial instruments that it is permitted to make in the management and investment of a Fund’s portfolio, including in respect of the relevant investment strategy. Investment Adviser and the Trust each acknowledges and confirms that Sub-Adviser has separately provided it with a risk disclosure document which sets out such descriptions and information.

4.	Execution of Orders and Transactions

4.1	The parties agree that, when executing transactions in investments on behalf of the Funds, or placing orders relating to investments on behalf of the Funds with Brokers for execution by those Brokers, Sub-Adviser shall (except to the extent that it is following a specific instruction from Investment Adviser or the Trust, in relation to the execution of an order) owe to Investment Adviser and the Trust a duty to take all sufficient steps to obtain the best possible result for the relevant Funds, taking into account the Execution Factors that are relevant to the execution or placing of that order under the terms of Sub-Adviser’s order execution policy.

4.2	Investment Adviser and the Trust each acknowledges and confirms that Sub-Adviser has separately provided it with a copy of Sub-Adviser’s order execution policy.

4.3	By signing this Agreement, Investment Adviser and the Trust each hereby expressly consents to:

(A)	Sub-Adviser’s order execution policy; and

(B)	the execution outside of a Trading Venue of the Funds’ orders relating to investments.

4.4	Subject to the FCA Rules, Sub-Adviser may, when executing transactions in investments on behalf of any Fund or placing orders relating to investments on behalf of any Fund with Brokers for execution by those Brokers, aggregate those transactions or orders with those of one or more other Funds or one or more other clients of Sub-Adviser. Aggregation may on some occasions operate to the disadvantage of one or more such Funds.

4.5	To the extent that Sub-Adviser places a Limit Order for the sale or purchase of equities on behalf of any Fund with a Broker for execution by that Broker, Investment Adviser and the Trust each hereby expressly instructs Sub-Adviser not to make public (and to use reasonable endeavours to procure that the Broker does not make public) the details of that Limit Order unless Sub-Adviser considers, in its absolute discretion, that it is appropriate for such details to be made public (which shall, without limitation, be deemed to include where the relevant Broker makes the relevant details of that Limit Order public in circumstances where Sub-Adviser has given the Broker the discretion to do so).

Exhibit (d)(11)

5.	Reporting

5.1	Sub-Adviser will provide such periodic reports in respect of the Funds as are specified in clause 3 of the Agreement.

6.	Inducements

6.1	Under the FCA Rules, in the course of providing sub-advisory services to Investment Adviser and the Trust, Sub-Adviser is prohibited from accepting and retaining any fees, commission or monetary benefits, or accepting any non-monetary benefits (other than acceptable minor non-monetary benefits (as defined in the FCA Rules) and research permitted under paragraph 7 below), where these are paid or provided by any third party or a person acting on their behalf. Where Sub-Adviser receives any such fees, commissions or monetary benefits, it will transfer these to the relevant Fund’s account and will inform Investment Adviser and the Trust of any such fees, commissions or monetary benefits that were received and transferred to any Fund during the relevant period.

6.2	Sub-Adviser may accept and retain fees, commission monetary or non-monetary benefits which are paid or provided to Sub-Adviser by a person acting on behalf of Investment Adviser or a Fund, provided that person is aware that such payments have been made on Investment Adviser’s or such Fund’s behalf and the amount and frequency of the payment is agreed between Investment Adviser and Sub-Adviser and not determined by a third party. Any such fees, commission or monetary benefits will not be subject to the requirement in paragraph 6.1 to transfer fees, commission or monetary benefits received to Investment Adviser or a Fund.

6.3	The following benefits received by Sub-Adviser in the course of providing services to Investment Adviser and the Funds will be considered to be acceptable minor non-monetary benefits for the purposes of paragraph 6.1:

(1)	information or documentation relating to a financial instrument or investment service, that is generic in nature or personalised to reflect the circumstances of an individual client;

(2)	written material from a third party that is commissioned and paid for by a corporate issuer or potential issuer to promote a new issuance by the issuer, or where the third party firm is contractually engaged and paid by the issuer to produce such material on an ongoing basis, provided that the relationship is clearly disclosed in the material and that the material is made available at the same time to any firms wishing to receive it, or to the general public;

(3)	participation in conferences, seminars and other training events on the benefits and features of a specific financial instrument or an investment service;

(4)	hospitality of a reasonable de minimis value, including food and drink during a business meeting or a conference, seminar or other training event specified at (3) above;

(5)	research relating to an issue of shares, debentures, warrants or certificates representing certain securities by an issuer, which is:

(1)	produced prior to the issue being completed, by a person that is providing underwriting or placing services to the issuer on that issue; and

Exhibit (d)(11)

(2)	made available to prospective investors in the issue;

(6)	research that is received so that Sub-Adviser may evaluate the research provider’s research service, provided that:

(1)	it is received during a trial period that lasts no longer than three months;

(2)	no monetary or non-monetary consideration is due (whether during the trial period, before or after) to the research provider for providing the research during the trial period;

(3)	the trial period is not commenced with the research provider within 12 months from the termination of an arrangement for the provision of research (including any previous trial period) with the research provider; and

(4)	Sub-Adviser makes and retains a record of the dates of any trial period accepted under this paragraph (F), as well as a record of how the conditions in (1) to (3) were satisfied for each such trial period;

(7)	research on listed or unlisted SMEs with a market capitalisation below £200 million;

(8)	third party research that is received by a firm providing investment services or ancillary services to clients where it relates to fixed income, currency or commodity instruments;

(9)	research received from a research provider where the research provider is not engaged in execution services and is not part of a financial services group that includes an investment firm that offers execution or brokerage services;

(10)	written material that is made openly available from a third party to any firm wishing to receive it or to the general public. "Openly available" in this context means that there are no conditions or barriers to accessing the written material other than those which are necessary to comply with relevant regulation obligations, such as requiring a log-in, sign-up or submission of user information; and

(11)	corporate access services which relate to listed or unlisted SMEs with a market capitalisation below £200 million.

7.	Research

Save as otherwise may be determined by Sub-Adviser from time to time (acting at all times in accordance with the FCA Rules), Sub-Adviser will pay for research (as defined in the FCA Rules) from its own funds.

8.	Costs and Charges

8.1	Sub-Adviser will provide Investment Adviser and the Trust with an ex-post annual statement of the costs and charges incurred by Sub-Adviser in relation to the services that have been provided by Sub-Adviser under the terms of this Agreement.

Exhibit (d)(11)

9.	Conflicts of Interest

9.1	Sub-Adviser has in place a conflicts of interest policy which specifies the procedures that it follows and the measures that it has adopted to identify, prevent or manage conflicts in a way that ensures fair treatment for Investment Adviser and the Funds.

9.2	Investment Adviser and the Trust each acknowledges and confirms that Sub-Adviser has separately provided to it a copy of Sub-Adviser’s conflicts of interest policy.

9.3	Further information on Sub-Adviser’s conflicts of interest policy is available on request.

9.4	Sub-Adviser hereby notifies Investment Adviser and the Trust that, in certain circumstances, the organisational and administrative arrangements established by Sub-Adviser to prevent or manage a particular conflict may not be sufficient to ensure, with reasonable confidence, that the risk of damage to the interests of clients will be prevented. Investment Adviser and the Trust each acknowledges in particular the contents of the section of the conflicts of interest policy headed “Conflicts Inventory”, which contains a specific description of the conflicts of interest that arise or could arise in the provision of Sub-Adviser’s services and explains the general nature and sources of the conflicts of interest, as well as risks to clients that arise as a result of the conflicts of interest and the steps undertaken to mitigate these risks to enable Sub-Adviser’s clients to take an informed decision with respect to its services in the context of which the conflicts of interest arise.

10.	Recording of Telephone Calls and Electronic Communications

10.1	Sub-Adviser hereby notifies Investment Adviser and the Trust that telephone and electronic communications and conversations between Sub-Adviser and Investment Adviser may be recorded. Investment Adviser and the Trust will each use reasonable endeavours to notify each of their personnel that conversations with Sub-Adviser may be recorded.

10.2	Records kept by Sub-Adviser in accordance with the requirements of the FCA Rules will be kept for a period of 5 years (or up to 7 years upon request from the FCA) and will be provided to Investment Adviser upon request.

11.	Regulatory reporting

11.1	As part of its regulatory obligations under the FCA rules, Sub-Adviser is required to make certain reports to the FCA regarding its trading activities, including for example, transaction reports. For this purpose Sub-Adviser requires certain information from Investment Adviser and the Trust. If the below information is not provided on the terms below, Sub-Adviser may not be able to execute or place relevant trades under this Agreement.

11.2	Investment Adviser and the Trust each hereby agrees to provide to Sub-Adviser the following information:

(1)	prior to the commencement of this Agreement, its up to date legal entity identification (LEI) code; and

(2)	its new or updated LEI Code immediately, in the event that the LEI code provided changes or is updated.

11.3	In addition to the obligations under paragraph 11.2, Investment Adviser and the Trust each agrees to provide to Sub-Adviser the following information:

Exhibit (d)(11)

(1)	prior to the commencement of this Agreement, the LEI code for any Funds to which trades arising from this Agreement are allocated;

(2)	the relevant underlying Fund’s new or updated LEI Code immediately, in the event that an LEI code provided changes or is updated; and

(3)	promptly on request by Sub-Adviser, in relation to sales of UK or EEA listed equities and sovereign debt carried out by Sub-Adviser, details of whether any Fund to which trades arising from this Agreement are allocated were:

(1)	holding a short position or a long position in the relevant UK or EEA listed equity or sovereign debt at the time of the sale; and

(2)	the size of that short position or long position at the time of the sale.

11.4	For the purpose of fulfilling its regulatory reporting obligations under paragraph 11.1 and its regulatory reporting obligations to the market under the FCA Rules, Sub-Adviser is required to disclose in those reports specified information about Investment Adviser and/or the Trust and/or the Funds and the relevant transactions. Investment Adviser and the Trust each acknowledges and consents to such disclosure of information by Sub-Adviser as required for regulatory purposes and that, to the extent that the confidentiality provisions in this Agreement are inconsistent with Sub- Adviser’s regulatory disclosure obligations, such obligations shall be modified accordingly in relation to such disclosures.

12.	Complaints

12.1	Sub-Adviser has in operation a complaints management policy in accordance with the FCA Rules for the effective consideration and proper handling of complaints from customers. Sub-Adviser’s complaints management policy is available on request.

12.2	Any complaints should be referred to the Compliance Officer of Sub-Adviser.

12.3	Each of Investment Adviser and the Trust, as a professional client, has no right of complaint to the Financial Ombudsman Service in respect of any act or omission of Sub-Adviser which is or is alleged to be in breach of the FCA Rules.

13.	Financial Services Compensation Scheme

13.1	FCA-regulated business conducted by Sub-Adviser pursuant to this Agreement is covered by the Financial Services Compensation Scheme to the extent that each of the Investment Adviser or the Trust is an “eligible claimant” (as defined in the FCA Rules). The Financial Services Compensation Scheme compensates eligible claimants for losses suffered as a result of the inability of an FCA-regulated firm to pay monies due, or satisfy obligations owed, to them (typically as a result of the firm’s insolvency). Most types of designated investment business are covered for 100% of the sum owed, to a maximum compensation of £50,000 per eligible claimant.